UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2008
TRANS1 INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
411 Landmark Drive
Wilmington, NC 28412-6303
(Address of principal executive offices)
(Zip Code)
(910) 332-1700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)	Appointment of New Director
     On August 7, 2008, at a regularly scheduled meeting of the Board of Directors (the “Board”) of TranS1 Inc., a Delaware corporation (the “Company”), the Board appointed Paul LaViolette to serve on the Board effective as of the same day. There are no arrangements or understandings between Mr. LaViolette and any other persons pursuant to which he was elected to serve on the Board.
     Mr. LaViolette will receive annual cash retainers of $18,000 and $1,000 for service on the Board and Compensation Committee, respectively. In addition to the annual retainers, Mr. LaViolette will receive $2,500 for each Board meeting attended in person, $750 for each Board meeting attended telephonically and $750 for each committee meeting attended in person or telephonically. In connection with his appointment to the Board, Mr. LaViolette also received an initial option to purchase 30,000 shares of common stock, which will vest in four equal annual installments. In addition, at each annual meeting, non-employee directors, including Mr. LaViolette, who were non-employee directors for at least the preceding six months will automatically receive an option to purchase 10,000 shares of the Company’s common stock, which will be immediately vested and fully exercisable.
     Mr. LaViolette and the Company also entered into the Company’s standard form of directors’ indemnification agreement, as set forth in Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (Registration No. 333-144802), providing for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware.
     A copy of the press release announcing Mr. LaViolette’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

99.1	Press release issued by TranS1 Inc., dated August 11, 2008.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.
August 12, 2008	By:	/s/ Michael Luetkemeyer
Michael Luetkemeyer
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by TranS1 Inc., dated August 11, 2008.